Consent of Independent Auditors


The Board of Directors
CNET Networks, Inc.


We consent to incorporation by reference in the registration statement on Forms S-8 (File Nos. 333-07667, 333-07671, 333-34491, 333-67325, 333-78247
and 333-35458) and Forms S-3 (File Nos. 333-49536, 333-44952, and 333-77757)
of CNET Networks, Inc. of our report dated February 5, 2001, relating to consolidated balance sheets of CNET Networks, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and our report on the supporting schedule dated February 5, 2001, which reports appear in the December 31, 2000 annual report on Form 10-K of CNET Networks, Inc.


                                            KPMG LLP


San Francisco, California
March 30, 2001